EX-28.d.4.l.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND AMUNDI PIONEER INSTITUTIONAL ASSET MANAGEMENT, INC. (formerly known as Amundi Smith Breeden LLC)

Effective November 12, 2015

As amended January 14, 2019*

Funds of the Trust	Subadvisory Fees
Nationwide Amundi Strategic Income Fund	0.30% on Aggregate Subadviser Assets† of up to $100 million;
0.25% on Aggregate Subadviser Assets† of $100 million and more but less than $250 million;
0.20% on Aggregate Subadviser Assets† of $250 million and more but less than $500 million; and
0.175% on Aggregate Subadviser Assets† of $500 million and more.
Nationwide Amundi Global High Yield Fund	0.34% on Subadviser Assets up to $200 million; and
0.32% on Subadviser Assets of $200 million and more

*	As approved at the Board of Trustees Meeting held on December 4-5, 2018.
†

The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Amundi Strategic Income Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Variable Insurance Trust, Nationwide Fund Advisors and Amundi Pioneer Institutional Asset Management, Inc., dated January 14, 2019) of the Amundi NVIT Multi Sector Bond Fund, a series of Nationwide Variable Insurance Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: CIO

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: CIO

SUBADVISER
AMUNDI PIONEER INSTITUTIONAL ASSET MANAGEMENT, INC.

By:	/s/ Gregg Dooling
Name: Gregg Dooling
Title: CFO

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